                                                                   EXHIBIT 10.7

                             WJ COMMUNICATIONS, INC.
                              3333 HILLVIEW AVENUE
                               PALO ALTO, CA 94304

                                 June 26, 2000

Mr. William T. Freeman
4914 Lyford Cay Road
Tampa, FL 33629

         Re:      EMPLOYMENT AGREEMENT

Dear Mr. Freeman:

         This letter agreement (this "AGREEMENT") sets forth the terms and conditions of your employment with WJ Communications, Inc. (the "COMPANY"), effective as of the date set forth above (the "EFFECTIVE DATE").

     1. EMPLOYMENT AND SERVICES. The Company shall employ you as Chief Financial Officer of the Company, for the period beginning on the Effective Date and ending upon termination pursuant to Section 6 (the "EMPLOYMENT PERIOD"). During the Employment Period, you shall render such services to the Company and its affiliates and subsidiaries as the Chief Executive Officer and the Board of Directors of the Company shall reasonably designate from time to time, and you shall devote your best efforts and full time and attention to the business of the Company.

     2. SIGN-ON BONUS. The Company shall pay to you on the Effective Date a sign-on bonus in the amount of $100,000 (the "SIGN-ON BONUS") less all federal, state, city or other taxes required by applicable law to be withheld or deducted and any other amounts authorized for deduction by or required by law. In the event the Employment Period is terminated for Cause (as defined below) or upon your resignation without Good Reason (as defined below) prior to the first anniversary of the Effective Date, you shall pay to the Company immediately following such termination or registration an amount equal to the Sign-On Bonus.

     3. COMPENSATION. The Company shall pay you an annual base salary ("ANNUAL BASE SALARY") of $200,200 during the Employment Period, subject to annual review in each year of the Employment Period thereafter (for any partial year during the Employment Period, the Annual Base Salary shall be prorated based on the number of days during such year on which you are employed by the Company). The first such annual review will occur during or about March 2001. Your Annual Base Salary may be increased in years following the first year of employment but may not be decreased. As used herein, the term "ANNUAL BASE SALARY" refers to the Annual Base Salary as so increased. Such Annual Base Salary shall be payable in installments in accordance with the Company's regular payroll practices.

         In addition, subject to the immediately subsequent paragraph, you will be eligible to receive an annual bonus to be awarded ninety (90) days after the end of each fiscal year, to be paid as soon as practicable but not later than one hundred twenty (120) days after the end of such fiscal year. In order to determine the amount of such bonus, the Company, acting in good faith, shall determine appropriate business targets for each fiscal year; your annual bonus shall be based upon the extent to which the Company attains such targets as indicated on EXHIBIT A attached hereto. You acknowledge hereby the business targets with respect to fiscal year 2000 have been previously agreed-upon by you and the Company and will therefore be binding with respect to that fiscal year. The determination of appropriate business targets with respect to each subsequent fiscal year shall take place not later than thirty (30) days following the receipt by the Board of Directors of the Company from the Company's senior management of the Company's operating budget with respect to such fiscal year.

         Notwithstanding anything herein to the contrary, (i) there shall be deducted or withheld from any amounts payable to you amounts for all federal, state, city or other taxes required by applicable law to be so withheld or deducted and any other amounts authorized for deduction by or required by law and (ii) you shall not be entitled to receive any bonus otherwise payable with respect to any fiscal year pursuant to the immediately preceding paragraph if any default or event of default shall exist as of the end of such fiscal year under the Company's senior bank credit facility as a result of the violation or breach by the Company of any of the (x) minimum interest coverage, (y) maximum leverage ratio or (z) minimum consolidated EBITDA covenants contained in such facility; PROVIDED, HOWEVER, that with respect to determining whether or not the Company shall have violated or breached such minimum consolidated EBITDA covenant for the purposes of this Agreement, no consideration shall be given to any non-recurring expenses incurred as a result of the Company's relocation from its current facility in Building 6 in the Stanford Research Park.

     4. BENEFITS. During the Employment Period, you shall be entitled to participate in the Company's fringe benefit plans, subject to and in accordance with applicable eligibility requirements, such as life and disability insurance plans and all other benefit plans (other than severance and equity-based plans or arrangements) generally available to the Company's executive officers, including relocation of personal residence benefits to the extent such relocation request would otherwise constitute Good Reason within the meaning of Section 6, in accordance with the terms of any such plans or policies as in effect from time to time during the Employment Period. In addition, the Company will reimburse your reasonable out-of-pocket expenses incurred in connection with the performance of your services hereunder, consistent with Company policy. You shall be entitled to take time off in accordance with the Company's top management vacation policy. In addition, the Company shall reimburse your reasonable travel and moving expenses incurred in connection with your relocation from Tampa, Florida to the San Francisco Bay/Silicon Valley Area of California.

     5. RELOCATION LOAN. The Company agrees to loan you an amount not in excess of $250,000 to facilitate your purchase of a residence in proximity to the Company's offices (the "RELOCATION LOAN"). The Company's obligation to make the Relocation Loan is conditioned upon (x) the negotiation and execution of definitive loan documentation satisfactory to the Company in its reasonable discretion, (y) the inclusion in such documentation of and the making of the Relocation Loan on those terms set forth on EXHIBIT B attached hereto and (z) the funding of the Relocation Loan pursuant to such documentation not later than the first anniversary of the Effective Date.

     6. TERMINATION AND SEVERANCE. The Employment Period shall terminate on the first to occur of (i) ninety (90) days following written notice by you to the Company of your resignation without Good Reason, (it being understood that you will continue to perform your services hereunder during such ninety
(90) day period), (ii) thirty (30) days following written notice by you to the Company of your resignation with Good Reason (it being understood that you will continue to perform your services hereunder during such thirty (30) day period), (iii) your death or Disability, (iv) a vote of the Board of the Company directing such termination for Cause, (v) a vote of the Board of the Company directing such termination without Cause, or (vi) the third (3rd) anniversary of the Effective Date (the "SCHEDULED EXPIRATION DATE"); provided, however, that the Scheduled Expiration Date shall be automatically extended for successive one-year periods unless, at least ninety (90) days prior to the then-current Scheduled Expiration Date, either the Company or you shall give written notice to the other of an intention not to extend the Employment Period. In the event of termination of the Employment Period pursuant to clause (ii) or (v) above, or in the event that the Company elects not to extend the Employment Period upon the expiration thereof, the Company shall pay to you an amount equal to your Annual Base Salary as in effect immediately prior to the termination of the Employment Period, such amount to be paid periodically in accordance with the Company's regular payroll practices over the twelve (12) month period immediately following such termination (the "SEVERANCE BENEFIT"). Notwithstanding the preceding sentence, the Severance Benefit shall be computed as an amount equal to one hundred fifty percent (150%) of your Annual Base Salary as in effect immediately prior to the termination of the Employment Period and shall be paid periodically in accordance with the Company's regular payroll practices over the twelve (12) month period immediately following such termination, SOLELY in a circumstance in which there has occurred a Change of Control (as defined in the Shareholders Agreement among the Company and its shareholders dated as of even date herewith (the "SHAREHOLDERS AGREEMENT")) within three
(3) months prior to such termination. Notwithstanding anything in this Agreement to the contrary, in the event that payment of the Severance Benefit, either alone or together with other payments (or the value of other benefits) which you have the right to receive from the Company in connection with a change of control, would not be deductible (in whole or in part) by the Company as a result of the Severance Benefit or other payments or benefits constituting a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "CODE"), the Severance Benefit (or, at your election, such other payments and/or benefits, or a combination of such other payments and/or benefits and/or the Severance Benefit) shall be reduced to the largest amount as will result in no portion of the Severance Benefit (or such other payments and/or benefits) not being fully deductible by the Company as a result of Section 280G of the Code. The determination of the amount of any such required reduction pursuant to the foregoing provision, and the valuation of any non-cash benefits for purposes of such determination, shall be made exclusively by the firm that was acting as the Company's auditors prior to the change in control (whose fees and expenses shall be borne by the Company, and such determination shall be conclusive and binding).

         Except as otherwise set forth in this Section 6 or pursuant to the terms of employee benefit plans in which you participate pursuant to Section 4, you shall not be entitled to any compensation or other payment from the Company in connection with the termination of your employment hereunder. In addition to the Severance Benefit, under circumstances in which the Severance Benefit is payable, you shall also remain eligible to receive benefits under the Company's benefit plans for one year (or, in the event that the enhanced Severance Benefit is payable in connection with a Change of Control, three years) following the termination of your employment with the Company.
In the case of benefit plans that do not permit such continued participation, in lieu thereof you shall be entitled to receive a cash payment from the Company sufficient to enable you to purchase comparable benefits for the applicable period.

         For purposes of this Agreement, the following definitions will apply:
(a) "GOOD REASON" shall mean the occurrence of (X) a Change of Control, provided that you elect to resign within three (3) months following such Change of Control, or (Y) any of the following without your consent which shall remain uncured for a period of not less than thirty (30) days following your delivery of notice of such occurrence to the Company: (i) the assignment of you by the Company to any duties materially inconsistent with, or a material diminution of, your position, including duties, title, offices, or responsibilities; (ii) the transfer of your principal place of employment to a geographic location more than 50 miles from both your residence in the San Francisco / Silicon Valley area of California and from the location of your current principal place of employment; or (iii) any material breach of this Agreement by the Company which is not cured within fifteen (15) days after the Company has received written notice from you identifying the breach in reasonable detail; (b) "CAUSE" shall mean any of the following acts or circumstances: (i) willful destruction by you of Company property having a material value to the Company; (ii) fraud, embezzlement, theft, or comparable dishonest activity committed by you against the Company; (iii) your conviction of or entering a plea of guilty or NOLO CONTENDERE to any crime constituting a felony or any misdemeanor involving fraud, dishonesty or moral turpitude; (iv) your breach, neglect, refusal, or failure to discharge, in each case in any material respect, your duties under this Agreement (other than due to Disability) commensurate with your title and function or your failure to comply with the lawful directions of the Board, in any such case that is not cured within fifteen (15) days after you have received written notice thereof from the Board of the Company; or (v) a willful and knowing material misrepresentation to the Board of the Company; and (c) "DISABILITY" shall mean that for a period of three (3) consecutive months or an aggregate of four (4) months in any twelve (12) month period you are incapable of substantially fulfilling the duties of your positions as set forth in paragraph 1 because of physical, mental or emotional incapacity, injury, sickness or disease. Any question as to the existence or extent of the Disability upon which you and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company. The determination of any such physician shall be final and conclusive for all purposes; provided, however, that you or your legal representatives shall have the right to present to such physician such information as to such Disability as you or they may deem appropriate, including the opinion of your personal physician.

     7. CONFIDENTIAL INFORMATION. You acknowledge that information obtained by you while employed by the Company or any affiliate thereof (including as a consultant to Fox Paine & Company, LLC) concerning the business or affairs of
(i) the Company, its affiliates and subsidiaries or (ii) any enterprise which is the subject of an actual or potential transaction (a "POTENTIAL TRANSACTION"), considered, evaluated, reviewed or otherwise made known to Fox Paine & Company, LLC, the Company, its affiliates or subsidiaries, or you ("CONFIDENTIAL INFORMATION") is the property of the Company. You shall not, without the prior written consent of the Board of the Company, disclose to any person or use for your own account any Confidential Information except (i) in the normal course of performance of your duties hereunder, (ii) to the extent necessary to comply with applicable laws (provided that you shall give the Company prompt notice prior to any such disclosure), or (iii) to the extent that such information becomes generally known to and available for use by the public other than as a result of your acts or omissions to act. Upon termination of your employment or at the request of the Board of the Company at any time, you shall deliver to the Board all documents containing Confidential Information or relating to the business or affairs of the Company, its affiliates and subsidiaries that you may then possess or have under your control.

     8.  NON-SOLICITATION.

         a. NON-SOLICITATION. As a means reasonably designed to protect the Company's Confidential Information, you agree that, for a period of twelve
(12) months from the conclusion of the Employment Period, you will not directly, indirectly or as an agent on behalf of or in conjunction with any person, firm, partnership, corporation or other entity, (i) hire, solicit, encourage the resignation of, or in any other manner seek to engage or employ any person who is then, or within the prior three (3) months had been, an employee of the Company, whether or not for compensation and whether or not as an officer, consultant, adviser, independent sales representative, independent contractor or participant, or (ii) contact, solicit, service or otherwise have any dealings related to the sale, manufacture, distribution, marketing or provision of products, components, equipment, hardware, other technology or services (of any sort) in the wireless communications industry or any other industry or business or prospective industry or business in which the Company participates or contemplates participating in as of such conclusion, with any person or entity with whom the Company has a current or known prospective business relationship or who is or was at any time during his employment with the Company (including any predecessor or successor entity) a customer, vendor or client of the Company, or a known prospective customer, vendor or client of the Company, PROVIDED in each case described in this clause (ii) that such activity by you does or could reasonably be expected to have a material adverse effect on the relationship between the Company and any such third party.

         b. SCOPE OF RESTRICTION. If, at the time of enforcement of this
Section 8, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area.

         c. WORKS MADE FOR HIRE. You agree that all intellectual property rights, developments, designs, computer software, inventions, applications and improvements, including but not limited to trade names, assumed names, service names, service marks, trademarks, logos, patents, copyrights, licenses, formulas, trade secrets and technology, whether in design, methods, processes, formulae, machines or devices and all other applications (collectively, "INVENTIONS"), whether made, created, invented, devised, acquired, succeeded to (whether by devise, estate, testamentary disposition or otherwise), or developed prior to the date of this Agreement for the Company by you, other than Inventions made, created, invented, devised or developed by you (i) on your own personal time, (ii) without the use of the Company's equipment, supplies, facilities and resources and

(iii) which are not related to the sale, manufacture, distribution, marketing development or provision of products, components, equipment, hardware, other technology or services (of any sort) in the wireless communications industry (collectively, "UNRELATED INVENTIONS"), are works made for hire and shall be the exclusive property of the Company without separate compensation to you. You will, at the request and expense of the Company made at any time, execute and deliver to the Company or its nominee such applications and instruments as may be desirable and appropriate for obtaining for the Company or its nominee, patents, copyrights, trademarks, know-how and other intellectual property protection of the United States and all other countries for vesting in the Company or its nominee, all of your claim, right, title and interest in said Inventions and for maintaining, enforcing and defending the same, and to otherwise vest in or evidence the Company's or its nominee's exclusive ownership of all of the rights referred to herein. In the event that for whatever reason the results of your past or future work for the Company should not be deemed to be works made for hire, you agree to assign, and you hereby do assign, to the Company or its nominee all claim, right, title and interest, in any country, to each and every of the Inventions that is the result of work done in the course of your past or future employment by the Company, or that you create or develop, or that you acquire by whatever means that was created or developed, in whole or in part by using the Company's equipment, supplies, resources or facilities. Each and every such assignment is and shall be in consideration of this Agreement with the Company, and no further consideration therefor is or shall be provided to you by the Company. You hereby waive enforcement of any moral or legal rights which might limit the Company's rights to exploit any of the foregoing materials in any manner.

         d. EQUITABLE RELIEF. You acknowledge that the provisions contained in Sections 8 and 9 hereof are reasonable and necessary to protect the legitimate interests of the Company, that any breach or threatened breach of such provisions will result in irreparable injury to the Company and that the remedy at law for such breach or threatened breach would be inadequate. Accordingly, in the event of the breach by you of any of the provisions of Sections 8 and 9 hereof, the Company, in addition and as a supplement to such other rights and remedies as may exist in its favor, may apply to any court of law or equity having jurisdiction to enforce this Agreement, and/or may apply for injunctive relief against any act that would violate any of the provisions of this Agreement (without being required to post a bond). You further agree that injunctive relief may be sought for any breach or threatened breach of Section 8 or Section 9 without a showing of irreparable injury, in order to prevent any such breach or threatened breach. Such right to obtain injunctive relief may be exercised, at the option of the Company, concurrently with, prior to, after, or in lieu of, the exercise of any other rights or remedies that the Company may have as a result of any such breach or threatened breach.

     9. SURVIVAL. Any termination of your employment or of this Agreement shall have no effect on the continuing operation of paragraph 6, 7 or 8 for the periods specified therein.

     10. WAIVER OF CLAIMS. You agree as a condition to your receipt of any termination or severance benefits pursuant to paragraph 4 hereof, you will agree, as of the date of such termination, to waive, discharge and release any and all claims, demands and causes of action, whether known or unknown, against the Company, its affiliates and subsidiaries, and their respective current and former directors, officers, employees, attorneys and agents arising out of, connected with or incidental to your employment or other dealings with the Company, its affiliates or subsidiaries, which you or anyone acting on your behalf might otherwise have had or asserted and any claim to any compensation or benefits from your employment with the Company or its affiliates (other than employee benefits to be provided pursuant to the terms of Section 4 hereof). Notwithstanding anything contained herein to the contrary, no termination or severance payments shall be made under this Agreement or otherwise until such time as you have delivered an executed release of claims and any applicable revocation periods under state or federal law have expired. The Company agrees, as further consideration for your waiver, to concurrently execute a waiver of unknown claims against you on terms and conditions substantially identical to the waiver provided by you (it being understood that the Company may specifically reserve claims identified in writing by the Company at the time that such waiver is provided).

     11. GOVERNING LAW. This Agreement and all questions concerning the construction, validity and interpretation of this Agreement shall be governed by and determined in accordance with the internal law, and not the law of conflicts, of the State of California.

     12. NOTICES. All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given, if mailed, by registered or certified mail, return receipt requested, or, if by other means, when received by the other party at the address set forth herein, or such other address as may hereafter be furnished to the other party by like notice. Notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee if delivered other than by mail, and in the case of mail, three days after the depositing of the same in the United States mail as above stated (or, in the case of registered or certified mail, by the date noted on the return receipt). Notices shall be addressed as follows:

                  If to the Executive:      Mr. William T. Freeman
                                            [Local Address]
                                            [Local Address]

                  If to the Company:        WJ Communications, Inc.
                                            3333 Hillview Avenue
                                            Palo Alto, CA 94304
                                            Attention: Chief Executive Officer

                  with a copy to:           Fox Paine & Company, LLC
                                            950 Tower Lane
                                            Suite 1150
                                            Foster City, CA 94404
                                            Attention: W. Dexter Paine, III

     13. SEPARABILITY CLAUSE. Any part, provision, representation or warranty of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

     14. SUCCESSORS AND ASSIGNS; ASSIGNMENT OF AGREEMENT. This Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and the respective successors and assigns of the parties hereto. As used in this Agreement, "COMPANY" shall mean the Company as hereinbefore defined and any successors to its businesses and/or assets as aforesaid which assume and agree to perform this Agreement by operation of law, or otherwise. This Agreement is personal to you and without the prior written consent of the Company shall not be assignable by you otherwise than by will or the laws of descent and distribution.

     15. WAIVER. The failure of any party to insist upon strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, shall not be a waiver of such party's right to demand strict compliance in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation hereunder, shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder. No term or provision of the Agreement may be waived unless such waiver is in writing and signed by the party against whom such waiver is sought to be enforced.

     16. ENTIRE AGREEMENT. This Agreement constitutes the entire Agreement between the parties hereto with respect to the subject matter contemplated herein and supersedes all prior agreements, whether written or oral, between the parties, relating to the subject matter hereof. This Agreement shall not be modified except in writing executed by all parties hereto.

     17. CAPTIONS. Titles or captions of paragraphs contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

     18. COUNTERPARTS. For the purpose of facilitating proving this Agreement, and for other purposes, this Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

     19. NO OBLIGATION TO MITIGATE. You shall not be required to mitigate damages or the amount of any payment provided for hereunder by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by you as a result of employment by another employer, or by earnings as a consultant, or by retirement or other benefits paid after the date of termination.

     20. ARBITRATION. Any dispute, controversy or claim arising under or in connection with this Agreement, or the alleged breach hereof, shall be settled exclusively by the American Arbitration Association in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association then in effect. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Any arbitration held hereunder shall take place in Palo Alto, California. In addition, any dispute, controversy or claim arising under or in connection with your rights or obligations under the Shareholders Agreement or pursuant to any stock option or other equity arrangements between you and the Company, shall be settled exclusively by arbitration as described in this Section 20.

     21. LEGAL FEES. In the event of any dispute hereunder or the enforcement of any right hereunder that requires recourse to arbitration or litigation, the prevailing party therein shall be entitled, in addition to other remedies, to recover legal fees and costs from the non-prevailing party, as determined by the arbitrator(s) or the court.

     22. CERTAIN CONDITIONS TO EMPLOYMENT. Notwithstanding anything herein to the contrary, your employment and the Company's obligations hereunder are conditioned upon your successful passage of a drug and alcohol screening test, the Company's verification of your past employment and educational experience and the Company's satisfaction in its sole discretion as to the results of any criminal background investigation or reference inquiry performed by it.

                                     [signatures page follows]

         Please execute a copy of this letter Agreement in the space below and return it to the undersigned at the address set forth above to confirm your understanding and acceptance of the agreements contained herein.

                                            Very truly yours,

                                            WJ COMMUNICATIONS, INC.

                                            By: /s/  Malcolm J. Caraballo
                                               ----------------------------
                                            Name:    Malcolm J. Caraballo
                                            Title:   Chief Executive Officer


Accepted and agreed to

/s/ William T. Freeman
----------------------
William T. Freeman


                                    EXHIBIT A

-------------------------------------------------------------------------------------------------------------
 NOMINAL BONUS (% OF BASE SALARY)             35%
-------------------------------------------------------------------------------------------------------------
                         REVENUE
-------------------------------------------------------------------------------------------------------------
                        < 80%        80%      90%     100%     110%     120%    140%   160%    180%    200%
-------------------------------------------------------------------------------------------------------------
               200%        0%        33%      42%     50%       52%      54%    56%     57%     59%    61%
-------------------------------------------------------------------------------------------------------------
               180%        0%        31%      40%     48%       50%      52%    54%     55%     57%    59%
-------------------------------------------------------------------------------------------------------------
               160%        0%        28%      37%     46%       48%      49%    51%     53%     55%    56%
-------------------------------------------------------------------------------------------------------------
               140%        0%        26%      35%     44%       46%      47%    49%     51%     53%    54%
-------------------------------------------------------------------------------------------------------------
               130%        0%        24%      33%     42%       43%      45%    47%     49%     50%    52%
-------------------------------------------------------------------------------------------------------------
               120%        0%        22%      31%     40%       41%      43%    45%     47%     48%    50%
-------------------------------------------------------------------------------------------------------------
   EBITDA      110%        0%        20%      28%     37%       39%      41%    42%     44%     46%    48%
-------------------------------------------------------------------------------------------------------------
               100%        0%        18%      26%     35%       37%      39%    40%     42%     44%    46%
-------------------------------------------------------------------------------------------------------------
                90%        0%        15%      24%     33%       35%      36%    38%     40%     42%    43%
-------------------------------------------------------------------------------------------------------------
                80%        0%        13%      22%     31%       33%      34%    36%     38%     40%    41%
-------------------------------------------------------------------------------------------------------------
                70%        0%        11%      20%     28%       30%      32%    34%     35%     37%    39%
-------------------------------------------------------------------------------------------------------------
                60%        0%         9%      18%     26%       28%      30%    32%     33%     35%    37%
-------------------------------------------------------------------------------------------------------------
              < 60%        0%         0%      0%       0%       0%       0%      0%     0%      0%      0%
-------------------------------------------------------------------------------------------------------------


                                              EXHIBIT B

                                 Certain Terms of the Relocation Loan

              TERM               Five Years

            SECURITY             Second deed of trust on the acquired residence

            INTEREST             None

           FORGIVENESS           On each of the first five (5) anniversaries
                                 of the making of the Relocation Loan, twenty percent (20%) of the principal amount of the Relocation Loan will be forgiven.

      REPAYMENT OBLIGATION       In the event the Employment Period
                                 is terminated for any reason prior to the fifth (5th) anniversary of the making of the Relocation Loan, the outstanding principal balance of the Relocation Loan as of the date of such termination shall be due and payable ninety (90) days following such termination.